Exhibit 99.1

FOR MORE INFORMATION: Company Contact:

Jeffrey Potrzebowski

Chief Financial Officer &

Vice President of Finance

Phone: 765.497.8409

jpotrzebowski@BASinc.com

BASi Reports Third Quarter Net Income of $0.16 per Share

WEST LAFAYETTE, IN, August 13, 2015 — Bioanalytical Systems, Inc. (NASDAQ:BASI) (“BASi” or the “Company”) today announced financial results for the third quarter and first nine months of fiscal 2015.

Jacqueline Lemke, BASi’s President and Chief Executive Officer, said, “I am pleased to report net income of $1,478,000, or 24% of revenue, and $.16 per diluted share for the third quarter of fiscal year 2015 and $1,810,000 or 10.2% of revenue and $.16 per diluted share for the first nine months of fiscal 2015. The fiscal year 2015 results to date reflect improvement over the prior fiscal year third quarter net income of $215,000 or 3.6% of revenue and $.02 per diluted share and the net loss for the first nine months of the prior fiscal year of $666,000 or a negative 3.7% of revenues and negative $.08 per diluted share. A portion of our fiscal 2015 third quarter net income performance was positively impacted by the accelerated recognition of Preclinical service revenue due to early project terminations and a one-time mediation settlement with a former service provider.”

Ms. Lemke continued, “With revenue in the third quarter of fiscal 2015 increasing sequentially by 7.4% versus the second quarter of fiscal 2015 and 2.0% versus the same quarter in the prior fiscal year, the overall performance this quarter was very encouraging. Adjusted EBITDA for the third quarter of fiscal 2015 improved to $1,892,000 from $762,000 and Adjusted EBITDA for the first nine months of fiscal year 2015 improved to $2,842,000 from $2,089,000 as compared to the same period in fiscal year 2014. Adjusted EBITDA through the first nine months of fiscal 2015 amounted to 16.0% of revenue versus 11.5% during the comparable fiscal 2014 period.”

Ms. Lemke concluded, “We continue to strive to enhance shareholder value by delivering high quality data, instruments and customer service to our clients through BASi’s established strengths in specialty assay development, drug discovery service offerings, regulatory excellence and innovation.”

Third Quarter Results

For the three months ended June 30, 2015, revenue increased 2.0% to $6,150,000 compared to $6,032,000 in the third quarter of fiscal 2014.

Service revenue for the third quarter of fiscal 2015 increased 5.2% to $5,001,000 compared to $4,754,000 for the same period of the prior fiscal year. The increase reflects improvement in Preclinical service and Bioanalytical analysis revenues partially offset by lower Other laboratory services revenue.

Product revenue for the third quarter of fiscal 2015 decreased 10.1% to $1,149,000 compared to revenue of $1,278,000 for the same period of fiscal 2014. The decline was due primarily to lower Analytical instrument sales.

Gross profit increased to $2,490,000 or 40.5% of revenue, in the third quarter of fiscal 2015 compared to $1,984,000, or 32.9% of revenue, for the comparable period of fiscal 2014. Services margins increased favorably due to the early termination of two Preclinical services projects resulting in the accelerated reporting of revenue. Product margins decreased due to a less favorable mix than the same period of fiscal 2014.

Operating expenses for the third quarter of fiscal 2015 decreased to $956,000 compared to $1,728,000 during the third quarter of fiscal 2014. The decline resulted primarily from a favorable $620,000 (net) mediation settlement with one of the Company’s former service providers in the third quarter of fiscal 2015. This settlement was recorded under operating expenses in the condensed consolidated statements of operations and comprehensive income (loss). Other factors decreasing operating expenses included lower personnel costs compared to the same period one year ago and roughly $140,000 in proceeds from the lease of a portion of our headquarters building.

Net income for the third quarter of fiscal 2015 was $1,478,000, or $0.16 per diluted share, compared to net income of $215,000, or $0.02 per diluted share, for the same period of fiscal 2014.

Adjusted EBITDA for the third quarter of fiscal 2015 amounted to $1,892,000 compared to Adjusted EBITDA for the third quarter of fiscal 2014 of $762,000. This 148% improvement reflects the increase in operating income in the quarter.

Nine Months Results

For the nine months ended June 30, 2015, revenue decreased 2.4% to $17,721,000 compared to $18,164,000 for the first nine months of fiscal 2014.

Service revenue decreased 1.9% compared to the first nine months of fiscal 2014, representing a decline in Other laboratory services due to a decreased number of bioequivalence studies partially offset by the early termination of two Preclinical services projects resulting in the accelerated reporting of revenue in the third quarter.

Product revenue decreased 4.4% compared to the first nine months of fiscal 2014, mainly due to lower Analytical instruments revenue and lower hardware maintenance services.

Gross profit increased to $6,196,000 or 34.9% of revenue compared to $6,141,000 or 33.8% of revenue for the same period of the prior fiscal year.

Operating expenses decreased 15.5% to $4,492,000 from $5,318,000 in the same period of fiscal 2014. The decline resulted primarily from the favorable mediation settlement approximating $600,000 (net), described above. Other factors decreasing operating expenses included lower discretionary spending compared to same period one year ago and roughly $190,000 in rental income relating to leasing a portion of our headquarters building.

Net income for the first nine months of fiscal 2015 amounted to $1,810,000, or $0.22 per diluted share, compared to net loss of $666,000, or negative $0.08 per diluted share, for the same period of fiscal 2014. The increase in net income was positively impacted by the mediation settlement described above and the early termination of two Preclinical services projects recognized in the third quarter of fiscal 2015.

Adjusted EBITDA for the first nine months of fiscal 2015 amounted to $2,842,000, which is a 36% increase, as compared to $2,089,000 for the first nine months of fiscal 2014.

Cash Used in Operating Activities and Liquidity Position

Cash provided by operating activities was $1,175,000 for the first nine months of fiscal 2015 in line with the first nine months of fiscal 2014. The Company had $516,000 in cash and cash equivalents at June 30, 2015.  During the first nine months, cash from operations, and cash on hand funded capital expenditures for plant, machinery and equipment aggregating approximately $666,000 and reductions in long-term debt and capital lease obligations totaling roughly $800,000.

Earnings Conference Call

BASi has scheduled a conference call at 11:00 a.m. Eastern Daylight Time (EDT) on August 14, 2015 to discuss the results. To participate in the call, dial (866) 865-2633, participant passcode: 2120136.

A simultaneous webcast of the conference call may be accessed online from the Investors tab at www.BASinc.com. The webcast will be available for replay after 2:00 p.m. EDT at this same internet address. For a telephone replay, dial (855) 859-2056 from August 13th through August 20th, 2015.

Non-GAAP to GAAP Reconciliation

This press release contains financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (GAAP). The non-GAAP financial measures are adjusted EBITDA for the three and nine months ended June 30, 2015 and 2014, respectively. Adjusted EBITDA refers to a financial performance measure that excludes certain income statement line items, such as interest, taxes, depreciation, and amortization. Adjusted EBITDA may also exclude certain non-cash expenses, such as stock-based compensation and the income or expense from the change in the warrant liability.

The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management, however, believes that these non-GAAP financial measures, when used in conjunction with the results presented in accordance with GAAP, may provide a more complete understanding of the Company's results and may facilitate a fuller analysis of the Company's results, particularly in evaluating performance from one period to another.

Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of results and to illustrate the results giving effect to the non-GAAP adjustments shown in the reconciliation. Management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world's leading drug development companies and medical research organizations. The Company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASinc.com for more information about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the Company's filings with the Securities and Exchange Commission. BASi assumes no obligation to update any forward-looking statement. Actual results may vary, and could differ materially, from those anticipated, estimated, projected or expected in these forward-looking statements for a number of reasons, including, among others, the risk factors disclosed in the Company's most recent Annual Report, as filed, with the Securities and Exchange Commission.

(SEE BELOW FOR CONDENSED CONSOLIDATED FINANCIAL STATEMENTS)

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Service revenue	$5,001	$4,754	$13,929	$14,196
Product revenue	1,149	1,278	3,792	3,968
Total revenue	6,150	6,032	17,721	18,164

Cost of service revenue	3,003	3,368	9,501	10,021
Cost of product revenue	657	680	2,024	2,002
Total cost of revenue	3,660	4,048	11,525	12,023

Gross profit	2,490	1,984	6,196	6,141

Operating expenses:
Selling	379	399	1,141	1,315
Research and development	160	167	489	480
General and administrative	1,037	1,162	3,468	3,523
Mediation settlement, net	(620)	-	(606)	-
Total operating expenses	956	1,728	4,492	5,318

Operating income	1,534	256	1,704	823

Interest expense	(67)	(123)	(223)	(408)
Change in fair value of warrant liability decrease (increase)	34	66	353	(1,095)
Other income (expense)	-	1	1	6

Net Income (loss) before income taxes	1,501	200	1,835	(674)

Income tax expense (benefit)	23	(15)	25	(8)

Net Income (loss)	$1,478	$215	$1,810	$(666)

Other comprehensive income (loss):
Fair Value adjustment of interest rate swap	11	(41)	(14)	(41)
Foreign currency translation adjustment	(60)	(31)	33	(65)

Comprehensive Income (loss)	$1,429	$143	$1,829	$(772)

Basic net income (loss) per share	$0.18	$0.03	$0.22	$(0.08)
Diluted net income (loss) per share	$0.16	$0.02	$0.16	$(0.08)

Weighted common shares outstanding:
Basic	8,080	8,068	8,077	7,922
Diluted	8,810	9,015	8,845	7,922

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	June 30, 2015	September 30, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$516	$981
Accounts receivable
Trade, net of allowance of $54 at June 30, 2015 and September 30, 2014, respectively	3,227	2,557
Unbilled revenues and other	819	878
Inventories	1,561	1,564
Prepaid expenses	551	675
Total current assets	6,654	6,655

Property and equipment, net	15,546	15,949
Goodwill	1,009	1,009
Debt issue costs	101	122
Other assets	34	39

Total assets	$23,364	$23,774

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,446	$2,672
Accrued expenses	1,067	1,842
Customer advances	3,009	2,990
Income tax accruals	40	20
Revolving line of credit	-	202
Fair value of warrant liability	323	676
Current portion of capital lease obligation	262	279
Current portion of long-term debt	786	786
Total current liabilities	7,933	9,467

Fair value of interest rate swap	35	21
Capital lease obligation, less current portion	101	298
Long-term debt, less current portion	3,863	4,452
Total liabilities	11,932	14,238

Shareholders’ equity:
Preferred shares, authorized 1,000,000 shares, no par value:
1,185 Series A shares at $1,000 stated value issued and outstanding at June 30, 2015 and September 30, 2014, respectively	1,185	1,185
Common shares, no par value:
Authorized 19,000,000 shares; 8,104,944 and 8,075,535 issued and outstanding at June 30, 2015 and September 30, 2014, respectively	1,988	1,980
Additional paid-in capital	21,214	21,154
Accumulated deficit	(12,979)	(14,790)
Accumulated other comprehensive income	24	7

Total shareholders’ equity	11,432	9,536

Total liabilities and shareholders’ equity	$23,364	$23,774

BIOANALYTICAL SYSTEMS, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
GAAP Net income (loss)	$1,478	$215	$1,810	$(666)

Add back: Interest expense	67	123	223	408
Income taxes	23	(15)	25	(8)
Depreciation and amortization	339	396	1,069	1,195
Change in fair value of warrant liability increase (decrease)	(34)	(66)	(353)	1,095
Stock option expense	19	19	68	65

Adjusted EBITDA	$1,892	$672	$2,842	$2,089

Adjusted EBITDA - Earnings before interest, taxes, depreciation, amortization, stock option expenses, and the change in the fair value of warrant liability.